Exhibit 10.10

Entergy Services, Inc. 639 Loyola Avenue New Orleans, LA 70113

July 2, 2008
Dean Keller
601 Valley Road
Watchung, NJ 07069
RE: Contingent Offer of Enexus Employment
Dear Dean:
Further to our discussions, this letter agreement sets forth the terms and conditions of our contingent offer of employment with Enexus Energy Corporation (“Enexus”), the non-utility nuclear business contemplated to be spun off from Entergy Corporation on terms approved by the board of directors of Entergy Corporation (the “Spin Transaction”). The details of employment under this agreement (the “Agreement”) are set forth below and shall supersede any other oral or written employment offers, representations, agreements or communications that you may have received from, or entered into with, any affiliate or subsidiary of Entergy Corporation (collectively, the “Entergy System,” and each an “Entergy System Company”) related to current or future Enexus or Entergy System Company employment prior to the execution of this Agreement, which prior offers, representations, agreements or communications you acknowledge are without effect. The date upon which you execute this Agreement indicating your acceptance of the contingent offer of employment with Enexus shall be the effective date of the Agreement. We are excited to offer you this opportunity and feel that you can add tremendous value to the Enexus team being assembled.
1. Employment Overview.
Although this offer contemplates employment with Enexus, until the spin transaction occurs, you will be employed on an interim basis by Entergy Services, Inc. (“ESI”), assuming you accept this contingent offer and meet the conditions for ESI employment set forth in Section 3. Your interim employment with ESI will be in the position of Executive Vice President, Finance, reporting to Richard J. Smith, with your job location in Jackson, MS, and your primary duties will be those required to establish operations for Enexus or such other duties assigned to you by your supervisor. Thereafter, provided you meet the conditions for Enexus employment also set forth in Section 3, on the date of the Spin Transaction (unless you are notified otherwise in writing) you will separate from ESI and become a full-time employee of Enexus (“Enexus Hire Date”) in the position of Chief Financial Officer reporting to the Chief Executive Officer, with your job location in Jackson, MS. It is anticipated that you will begin your interim ESI employment on or before August 1, 2008, or such later date before the Spin Transaction as may be mutually agreed to by you and Richard J. Smith.
2. Compensation and Benefits.
Your interim employment with ESI and thereafter your employment with Enexus (both prospective employers collectively referred to in this Agreement as “your Employer”) shall be at will, except to the extent expressly set forth below in Section 3(b) of this Agreement. Your compensation, benefits and incentive package is anticipated to be as follows, subject to required approvals:
(a)	Salary. Your bi-weekly rate of pay shall be NINETEEN THOUSAND TWO HUNDRED THIRTY AND 77/100 ($19,230.77) DOLLARS or such amount as may be approved from time to time by your Employer, in its sole discretion, while you are employed in accordance with this Agreement (subject to all appropriate withholdings or other deductions required by law or by your Employer’s established policies), such salary to be payable in accordance with your Employer’s payroll practices. To the fullest extent permitted by law, your Employer shall have the right to require you to remit to it, or to withhold

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from other amounts payable to you, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local tax withholding requirements.
(b)	Entergy Benefits During Interim ESI Employment Period. While you are an interim ESI employee, you may participate in all ESI qualified employee benefit plans and welfare benefit plans and programs for which you are eligible, in accordance with the terms and conditions of such plans and programs as in effect and as they may be amended from time to time. Certain of these benefits are described in the document entitled “Entergy Benefits at a Glance,” attached to this Agreement.

Your participation in some or all of these plans and programs may be contingent upon your execution of, and the acceptance by the plan’s administrator of, a participation agreement, and upon your satisfaction of other terms and conditions. The benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any of your Employer’s sponsored or maintained employee benefit plans and programs in which you may otherwise be eligible to participate, and your eligibility to participate in any such plans or programs will be determined in accordance with the terms and conditions of such plans and programs, as they may be amended from time to time.
(1)	Employment Commencement Bonus. If all of the conditions and contingencies set forth in Section 3(a) below are met and you become employed by ESI under this Agreement, then, subject to the provisions of a repayment agreement you will be required to sign with an authorized representative of ESI and Enexus, you will receive a one-time employment commencement bonus of FIVE HUNDRED THOUSAND and NO/100 ($500,000.00) DOLLARS (“Employment Commencement Bonus”) payable within 30 days following your ESI Hire Date. Under the repayment agreement you will be required to sign, if prior to the twelve-month anniversary of your ESI Hire Date you voluntarily resign your ESI or Enexus employment or your ESI or Enexus employment is involuntarily terminated for “Cause” as defined in this subsection, you will repay ESI or Enexus, whichever entity is your employer immediately prior to the condition triggering your repayment obligation, all or a portion of the Employment Commencement Bonus as follows: (1) full repayment for termination for Cause prior to the twelve-month anniversary of your first day of employment with ESI (“ESI Hire Date”); (2) pro-rated repayment for termination without Cause or resignation prior to the twelve-month anniversary of your ESI Hire Date; and (3) no repayment for termination or resignation on or after the twelve-month anniversary of your ESI Hire Date.

For purposes of this Agreement, “Cause” shall mean: (a) the failure by you to substantially perform your duties (other than such failure resulting from your incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to you by your employer, which demand specifically identifies the manner in which such employer believes that you have not substantially performed your duties; or (b) the engaging by you in conduct which is materially injurious to your employer or any of its affiliated companies (which in the case of an Entergy System Company employer shall include, but not be limited to, any other Entergy System Company), monetarily or otherwise; (c) your conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on your ability to carry out your duties or upon the reputation of your employer or any of its affiliated companies; (d) a material violation by you of any agreement you have with your employer or any of its affiliated companies; or (e) unauthorized disclosure by you of any information of your employer or any of its affiliated companies as described in Section 4 of this Agreement.

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(2)	Entergy Annual Incentive Plan Award. As a result of your anticipated interim ESI employment, you will be eligible to participate in the Entergy Annual Incentive Plan (“EAIP”), in accordance with its terms and conditions, with a target value of 70% of your annual base salary. Individual awards are 100% discretionary, and any payout under the EAIP, if earned, will be made in the first quarter of 2009 in accordance with the plan terms.

(3)	Entergy Long Term Incentive Plan. The Long Term Incentive Program (“Entergy LTIP”) under the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (“Equity Plan”) provides participants with performance units (each “Performance Unit” representing the cash equivalent of one share of Entergy Corporation common stock) that will be earned by achieving pre-approved Entergy Corporation goals, as established by the Personnel Committee, for the applicable thirty-six month performance period. Subject to the terms and conditions of the Equity Plan, you will be eligible, based on a full 36 months of participation, for a Target Entergy LTIP award of 4,500 Performance Units (with a maximum opportunity of 250% of that Entergy LTIP Target) — prorated for the 2007 to 2009 performance period; and a Target Entergy LTIP award of 3,900 Performance Units (with a maximum opportunity of 250% of that Entergy LTIP Target) — prorated for the 2008 to 2010 performance period. Additionally, you shall be entitled to a cash amount equal to the pro-rated amount you would have been eligible to receive if you were a participant in the Entergy LTIP program for the 2006 to 2008 performance period with a Target Entergy LTIP award of 6,000 Performance Units (with a maximum opportunity of 250% of that Entergy LTIP Target).
(c)	Enexus Benefits and Incentive Compensation Plans. When you become an Enexus employee as contemplated by this Agreement, you may participate in all Enexus employee benefit plans and programs for which you are eligible, in accordance with the terms and conditions of such plans and programs as in effect and as they may be amended from time to time. At this time, the compensation and benefit plans, programs and arrangements to be offered to employees of Enexus have not been finalized. It is anticipated that Enexus will offer its employees the benefit plans and programs described in the document titled “Enexus Benefits at a Glance,” attached to this Agreement, but these arrangements are subject to change.

Your participation in some or all of these plans and programs, including but not limited to those set forth in this Section 2(c), may be contingent upon your execution of, and the acceptance by the plan’s administrator of, a participation agreement, and upon your satisfaction of other terms and conditions. The benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any of your Employer’s sponsored or maintained employee benefit plans and programs in which you may otherwise be eligible to participate, and your eligibility to participate in any such plans or programs will be determined in accordance with the terms and conditions of such plans and programs, as they may be amended from time to time.
(1)	Contingent Restricted Unit Grant. If all of the conditions and contingencies set forth in this Section 2(c)(l) and Section 3(a) are met and you become employed by ESI and Enexus as contemplated by this Agreement, then subject to approval of the Compensation Committee of the Board of Directors of Enexus (“Enexus Compensation Committee”), you will be eligible for Restricted Share Units (each Restricted Share Unit representing the cash equivalent of one share of Enexus common stock), the total number of which will equal the quotient obtained by dividing the value (determined as of the date of your Enexus Hire Date, but in no event to exceed $500,000.00) of the non-vested equity in your former employer, Citigroup, that was forfeited by you in order to accept employment with your Employers in accordance with this Agreement (“Forfeited Equity Value”) by the closing price of Enexus common stock on your Enexus Hire

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Date. The Restricted Share Units granted (without dividend equivalents) shall vest in accordance with the following schedule:
•	one-half (1/2) of the Restricted Share Units shall vest on the first day of the 13-month anniversary of your Enexus Hire Date; and

•	the remaining Restricted Share Units shall vest on the first day of the 37-month anniversary of your Enexus Hire Date.
You must be a full-time employee of Enexus continuously from your Enexus Hire Date through the applicable vesting date in order to vest in the Restricted Share Units that are scheduled to vest on such vesting date. Notwithstanding the foregoing provisions of this Section 2(c)(l), in order to be eligible for this Restricted Share Unit grant, you must provide written documentation to Richard J. Smith, within 90 days following your ESI Hire Date, establishing proof, in a manner acceptable to Mr. Smith, of the Forfeited Equity Value. Additionally, if prior to the twelve-month anniversary of your Enexus Hire Date you voluntarily resign your Enexus employment or your Enexus employment is involuntarily terminated for Cause (as defined above), you will immediately forfeit all Restricted Share Units granted in accordance with this Section.

(2)	Enexus Annual Cash Incentive Plan. During your Enexus employment, you will be eligible to participate in the Enexus annual cash incentive plan, as established by the Enexus Compensation Committee, in accordance with its terms and conditions. For 2008, your participation in the Enexus annual incentive plan is anticipated to be at a target level of 70% of your annual base salary. Individual awards are 100% discretionary and any payout under the annual incentive plan for a pro-rated 2008 performance period, if earned, will be made in the first quarter of 2009.

(3)	Enexus Annual Stock Option Plan. During your Enexus employment, you will be eligible to receive stock option grants, if any, as may be determined by the Enexus Compensation Committee under the equity plan it may establish. It is anticipated that for the 2009 calendar year, you will be eligible for a grant of Enexus stock options and that one-third of all options granted will vest at the first, second and third anniversaries of the date of grant if you are an active Enexus employee or otherwise eligible to vest on each such date. The actual Enexus stock option target grant will be determined based on the Enexus 2009 compensation model as established by the Enexus Compensation Committee, and the Enexus stock option vesting schedule and other grant terms will be established in accordance with the terms of the Enexus equity plan, as specified in your grant letter.

(4)	Enexus Long Term Incentive Plan. During your Enexus employment, you will be eligible to participate in a Long Term Incentive Plan (“Enexus LTIP”) anticipated to be established by the Enexus Compensation Committee. Under the Enexus LTIP, you will be eligible for Enexus performance units (each “Enexus Performance Unit” representing the cash equivalent of one share of Enexus common stock) that will be earned by achieving pre-approved Enexus goals, as may be established by the Enexus Compensation Committee, for the applicable performance period.

(5)	Up-Front Enexus Stock Options. If all of the conditions and contingencies set forth in Section 3(a) are met and you become employed by Enexus under this Agreement, then subject to approval of the Enexus Compensation Committee, you will be eligible for 50,000 up-front Enexus stock options, which shall vest in accordance with the following schedule:

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•	12,500 options shall vest on the first day of the 25-month anniversary of your Enexus Hire Date;

•	12,500 options shall vest on the first day of the 37-month anniversary of your Enexus Hire Date;

•	12,500 options shall vest on the first day of the 49-month anniversary of your Enexus Hire Date;

•	12,500 options shall vest on the first day of the 61-month anniversary of your Enexus Hire Date;
These Enexus stock options will be issued on the date of the Spin Transaction (which is contemplated to be your Enexus Hire Date) with a strike price equal to the closing price of Enexus common stock on the first day of trading. You must be a full-time employee of Enexus continuously from your Enexus Hire Date through the applicable vesting date in order to vest in the Enexus stock options that are scheduled to vest on such vesting date.

(6)	Enexus Change in Control Benefits. During your Enexus employment, it is anticipated that you will be eligible to participate in a change in control plan that closely resembles the current System Executive Continuity Plan of Entergy Corporation and Subsidiaries, which provides certain benefits to participants in the event of a Change in Control, subject to the terms and conditions of the plan as may be amended from time to time.

(7)	Other Enexus Benefits. During your Enexus employment, you will be eligible for other perquisites made available to Enexus executives, contemplated to include, among others, executive financial planning and annual executive physicals.
3. Contingencies.
(a)	Interim ESI employment and Subsequent Enexus Employment. Your first day of interim employment with ESI will be determined upon formal acceptance of this offer within the time limitation set forth below, and provided you meet the additional contingencies set forth in the following paragraph. Thereafter, you shall become an employee of Enexus, contingent upon: (1) the Spin Transaction occurring; (2) your remaining employed by, and in good standing with, ESI, including the performance of your duties in a satisfactory manner (as determined by ESI in its sole discretion), until you become employed by Enexus; and (3) your meeting the additional contingencies set forth in the following paragraph. The date of the Spin Transaction shall be your Enexus Hire Date unless you are notified otherwise in writing. Immediately preceding your Enexus Hire Date, your interim employment with ESI shall be deemed terminated, with no benefits due to you as a result of such termination except as may be described in this Agreement.

As a condition of obtaining and maintaining your employment with ESI and Enexus, respectively, you agree that you must: (1) within 3 days of the effective date of your employment with ESI and then within 3 days of your Enexus Hire Date, present suitable documentation to your Employer of your identity and employment eligibility (I-9 INS certification); (2) obtain and maintain authorization for unescorted access to a nuclear plant site to the extent the job you are being offered requires such access; and (3) comply with any and all hiring and employment policies, practices and procedures of ESI and Enexus, respectively, including but not limited to, the execution of any forms provided by ESI and Enexus in connection with same.

(b)	Should the Spin-off Fail to Occur. This Agreement outlines the terms and conditions of your future employment with Enexus and interim employment with ESI. If you become employed by ESI pending

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your employment with Enexus as described in this Agreement and the Spin Transaction contemplated by this Agreement does not occur, then:
(1)	an Entergy System Company, as designated by the Chief Executive Officer of Entergy Corporation, shall employ you in a position at a management level and with a salary no less than your management level and salary as of your ESI Hire Date, and for no less than two years from your ESI Hire Date (thereafter on an “at will” basis), as long as you do not voluntarily resign such employment and you are not terminated for Cause (as defined in Section 2 of this Agreement);

(2)	you shall not be entitled to any of the benefits, incentive compensation amounts, or other items contemplated to be offered to you by Enexus upon your Enexus Hire Date; and

(3)	although you shall not be entitled to the Contingent Restricted Unit Grant described in Section 2(c)(l) you shall be entitled to the cash equivalent of the confirmed Forfeited Equity Value described in that section except in the event of a termination for Cause within 1 year of your ESI Hire Date, which amount shall be payable by your Entergy System Company employer to you in a lump sum, subject to all required withholdings, within 30 days of a public announcement that the Spin Transaction will not occur.
Upon the event of a public announcement that the Spin Transaction contemplated by this Agreement shall not occur, any and all compensation and benefit provisions related to your anticipated Enexus employment shall be null and void, and shall not resurrect in the event of any other contemplated spin-off, other corporate restructuring or other transaction.
4. Confidentiality and Work Product.
(a)	Confidentiality. During your Entergy System Company employment and forever thereafter, other than as authorized by an Entergy System Company or as required by law or as necessary for you to perform your duties, you shall hold in a fiduciary capacity for the benefit of the Entergy System and not disclose to any person or entity and not use for any purposes or release or disclose to any person, any trade secrets or proprietary information and materials (including, without limitation, all information concerning the business transactions, financial arrangements, or marketing plans of any Entergy System Company or otherwise acquired by you in conjunction with your Entergy System Company employment, including, without limitation, any information which if released to third persons would result in financial loss, loss of pecuniary advantage, or otherwise be detrimental to the interests of any Entergy System Company (“Entergy Confidential Information”)).

During your Enexus employment and forever thereafter, other than as authorized by Enexus or as required by law or as necessary to perform your duties, you shall hold in a fiduciary capacity for the benefit of Enexus and not disclose to any person or entity and not use for any purposes or release or disclose to any person, any trade secrets or proprietary information and materials (including, without limitation, any information which if released to third persons would result in financial loss, loss of pecuniary advantage, or otherwise be detrimental to the interests of Enexus or any person transacting business with Enexus (“Enexus Confidential Information”)).

Notwithstanding the foregoing paragraphs, nothing in this Agreement shall be deemed to prohibit or interfere with your right to: (i) make any disclosure of relevant and necessary information in any action or proceeding relating to this Agreement, or as otherwise required by law pursuant to a subpoena, court order or other legal process; or (ii) participate, cooperate, or testify in any action, investigation or proceeding with, or provide information to, any governmental agency or legislative body; provided that,

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to the extent permitted by law, upon receipt of any such subpoena, court order or other legal process compelling the disclosure of any Entergy Confidential Information or Enexus Confidential Information, as applicable, you will give prompt written notice to the General Counsel of Entergy Corporation, in the case of Entergy Confidential Information, or to the General Counsel of Enexus, in the case of Enexus Confidential Information, so as to provide the applicable company with an opportunity to protect its interests in confidentiality to the fullest extent possible. In the event of any breach or threatened breach of the confidentiality provisions of this Agreement, all unvested benefits or other payments otherwise payable to you under this Agreement shall be cancelled and shall not vest or otherwise be payable to you, and any Entergy System Company (in the case of Entergy Confidential Information) or Enexus (in the case of Enexus Confidential Information) shall be entitled to an injunction, without bond, restraining you from violating the confidentiality provisions of this Agreement in the future, in addition to any other relief to which the affected company may be entitled.

(b)	Work Product. You agree to and hereby do assign to any Entergy System Company employing you all your rights in and to all inventions, business plans, work models or procedures, whether patentable or not (“Work Product”), which are made or conceived solely or jointly by you at any time during your employment with any Entergy System Company or with the use of any Entergy System Company time and materials. You will disclose to such Entergy System Company all facts known to you concerning such matters and, at the Entergy System Company’s expense, do everything reasonably practicable to aid it in obtaining and enforcing proper legal protection for, and vesting Entergy System Company in title to, such matters. In addition, you agree, and hereby assign to Enexus, any Work Product initiated by you after your Enexus Hire Date, and shall disclose to Enexus all facts known to you concerning such matters.
5. Additional Terms.
(a)	At-Will Employment. Except as set forth in Section 3(b) above, your employment with your employer shall be at-will at all times. This means that both you and your employer shall always have the right to terminate your employment at any time for any reason, with or without notice or cause. Your at-will status may only be modified by a signed agreement between you and an authorized representative of your employer. Except as expressly set forth in Section 3(b) of this Agreement, nothing in this Agreement shall be construed as a contract or guarantee of continued employment with either an Entergy System Company or Enexus for any length of time.

(b)	Employment Files. In connection with your employment at Enexus, you agree to, and hereby authorize, the disclosure and transfer of all of your personnel, medical, benefits and other employment-related files and information from your Entergy System Company to Enexus upon your Enexus Hire Date. You agree to execute any authorizations requested by Enexus or any Entergy System Company to effectuate such transfers.

(c)	Amendment. This Agreement contains the entire understanding regarding your contemplated employment with ESI and Enexus, respectively. No provision of this Agreement may be modified, amended or waived except in a writing signed by you and ESI or Enexus, as applicable.

(d)	No Subsequent Waiver. A waiver of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.

(e)	Applicable Law. The Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

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(f)	Code Section 409A. Notwithstanding any payment provision set forth in this Agreement to the contrary, if you are determined to be a “specified employee” within the meaning of Internal Revenue Code Section 409A (“409A”), then any payments to you under this Agreement, to the extent subject to 409A, may be delayed for six (6) months following your separation of service.

(g)	Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect, and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

(h)	Acknowledgement. By signing the Agreement in the space provided below, you are acknowledging that you have read and understand all of the terms of this Agreement and are entering into this Agreement voluntarily.
6. Timing of Contingent Offer and Acceptance.
The contingent offer of employment contemplated by this Agreement will remain outstanding until July 9, 2008. You will be deemed to have rejected the offer if we do not receive your signed acceptance by the indicated date.
Please indicate your response to this offer by checking the appropriate box below and returning the signed and dated Agreement to Terry Seamons. You may fax your signed Agreement to 504-576-5796, and a facsimile will have the same effect as the original.
Please do not hesitate to call should you have any questions or need any assistance.

/s/ Richard J. Smith
Richard J. Smith
Authorized Agent of Entergy Services, Inc. CEO Designee of Enexus
RESPONSE OF DEAN KELLER TO CONTINGENT OFFER OF EMPLOYMENT
☑	I understand and accept the contingent offer of Enexus employment.

☐	I reject the contingent offer of Enexus employment.

/s/ Dean Keller	July 8, 2008
DEAN KELLER	DATE
Enclosures:
Discussion Sheet
Entergy Benefits at a Glance
Enexus Benefits at a Glance